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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF IMMERSION CORPORATION
Name                                        Jurisdiction of Incorporation
Cybernet Haptic Systems Corporation         Michigan
Immersion Canada Inc.                       Montreal, Canada
Virtual Technologies, Inc.                  California
HT Medical Systems, Inc.                    Maryland